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                                                                   EXHIBIT 10.29

                               FIRST AMENDMENT TO
                 AGREEMENT CONCERNING TERMINATION OF EMPLOYMENT
                                OF LOIS CRANDELL

         This First Amendment, effective December 14, 1999, is between Genetronics Biomedical Ltd., a company incorporated in British Columbia, and Genetronics, Inc., a California corporation having its principal place of business at 11199 Sorrento Valley Road, San Diego, CA 92121 (collectively, "Genetronics") and Lois Crandell, having an address at 3750 Riviera Drive, #6, San Diego, CA 92109 ("Ms. Crandell").

                                  I. BACKGROUND

1.1 Genetronics and Ms. Crandell entered into an Agreement Concerning Termination of Employment of Lois Crandell, effective December 14, 1999, that set forth terms and conditions of Ms. Crandell's separation from Genetronics ("Termination Agreement").

1.2 Section 3 of the Termination Agreement sets forth, in part (b), the agreement of the Company to grant Ms. Crandell a option to purchase 26,700 shares of the common stock of the Company ("New Option").

1.3 The Compensation Committee of the Company granted the New Option pursuant to a resolution passed at its meeting of November 12, 1999, however, the New Option agreement has not been entered into by the parties as of May 22, 2000.

1.4 On the Effective Date, the Company and Ms. Crandell believed that, as an individual deemed to hold more than 10% of the issued and outstanding shares of the Company, any stock option grant made by the Company to Ms. Crandell was subject to 26 USC Sec. 422(d) of the IRS Code. That Section of the IRS Code specifies that any Incentive Stock Option ("ISO") to purchase stock in a company that is granted to a holder of more than 10% of the issued and outstanding shares in the company must (i) have an Exercise Price that is at least 110% of the fair market value at the time of grant and (ii) have a term that is no longer than five years from the date of grant. Accordingly, the Exercise Price of the New Option was stated to be US$3.23 per share ("Exercise Price"), which is 110% of the fair market value of Company common shares on the AMEX at market close on November 11, 1999. The term of the New Option was stated to be five years ("Term").

1.5 However, Section 26 USC Sec. 422(d) of the IRS Code applies only to ISO grants, which cannot be granted to non-employees. Because Ms. Crandell was not an employee of Genetronics on the date the New Option was granted, the New Option is a non-qualified, or non-ISO, option. Accordingly, Section 26 USC Sec. 422(d) of the IRS Code does not apply.


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First Amendment to Termination                                       Page 2 of 3


1.6 Therefore, one purpose of this First Amendment is to amend Section 3 of the Termination Agreement to state an Exercise Price equal to the fair market value of common shares of the Company at the time of grant and a Term of ten years. These changes are beneficial to Ms. Crandell, as they result in a lower Exercise Price and a longer Term.

1.7 A second purpose of this First Amendment is to amend Section 10 of the Termination Agreement to reflect the parties' agreement, set forth in Exhibit I, attached hereto, that Genetronics will make the quarterly match (less applicable withholding) that it would have made to Ms. Crandell's 401(k) account had she remained an employee through September 7, 2000 in cash rather than in Company stock.

1.8 Accordingly, the parties agree to this First Amendment as follows:

                                  II. AMENDMENT

2.1 Section 3 of the Termination Agreement is deleted in its entirety and replaced with:

         3. SEVERANCE PAY. The Company agrees to make severance payments to Ms. Crandell in the form of: (a) continuation of her base salary in effect on the Separation Date for a period of twelve (12) months from the Separation Date (the "Severance Period") and (b) a grant of an option to purchase 26,700 shares of the common stock of the Company ("New Option") at a price per share equal to the fair market value of the Company's common stock on the date that is the last trading day before the date of grant. The term of the New Options shall be ten years from the date of grant. The New Options will vest on September 6,2000, which is the last day of the Severance Period, and will be exercisable for the duration of the term of the New Options. However, in the event the Company is acquired by, or merged with, another entity prior to the vesting of the New Options, the New Options will vest upon the completion of the merger or acquisition. The New Options shall be governed pursuant to the terms and conditions of the Genetronics Biomedical, Ltd. 1997 Stock Option Plan, as amended. The twelve months of severance payments will be paid on the Company's ordinary payroll dates and will be subject to standard payroll deductions and withholdings.

2.2 Section 10 of the Termination Agreement is deleted in its entirety and replaced with:

10. 401(k). The Company agrees that, as part of this Agreement and in consideration thereof, the Company will purchase for Ms. Crandell the same number of shares of common stock of the Company that she would have received through the Company's 401(k) plan had she remained an employee through September 7, 2000 ("401(k) Shares"). Such stock shall be purchased for her quarterly as it is


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First Amendment to Termination                                       Page 3 of 3


      for employees who participate in the Company's 401(K) plan. Pursuant to a letter agreement between the parties, dated January 8, 2000, and attached hereto as Exhibit I, in lieu of purchasing 401(k) Shares for Ms. Crandell each quarter, the Company will make a quarterly cash payment to Ms. Crandell that is equivalent to the number of 401(k) Shares, less applicable withholding amounts, that otherwise would have been due Ms. Crandell that quarter.

2.3 Other than expressly stated herein, no other term or provision of the Termination Agreement is amended by this First Amendment.

      Agreement to the foregoing is acknowledged by the signatures below:



LOIS J. CRANDELL

/s/  Lois J. Crandell
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Date:  May 22, 2000
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GENETRONICS, INC.                                   GENETRONICS BIOMEDICAL LTD.


/s/  Martin Nash                                    /s/  Martin Nash
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Date:  May 24, 2000                                 Date:  May 24, 2000
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